EXHIBIT 99.1



INSpire is terminating its IT outsourcing contract with Lockheed Martin effective April 30, 2002. Lockheed Martin has been providing data center, networking, server support, desktop support and help desk services to INSpire under the terms of the ten-year contract established last year. On May 1, responsibility for running all IT functions will transition from Lockheed Martin to INSpire.

While Lockheed brings real value to large, complex IT environments, INSpire has greatly simplified its systems environment by consolidating data centers, servers and other IT services. As a result, INSpire is able to provide IT services directly at a lower cost than working through Lockheed.

INSpire expects to take over all IT functions seamlessly because many of the same employees who provided IT support before the Lockheed Martin deal will provide IT support after Lockheed leaves.